CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Neuberger Berman Institutional Liquidity Series and to the use of our report dated May 2, 2005 on the financial statements and financial highlights of Neuberger Berman Prime Money Fund, a series of Neuberger Berman Institutional Liquidity Series and Prime Portfolio, a series of Institutional Liquidity Trust. Such financial statements and financial highlights appear in the March 31, 2005 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.




                                                        /s/ TAIT, WELLER & BAKER
PHILADELPHIA, PENNSYLVANIA
JULY 27, 2005